NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

April 28, 2022	Contact:	Steven F. Nicola	William D. Wilson
		Chief Financial Officer and Secretary	Senior Director, Corporate Development

MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FISCAL 2022 SECOND QUARTER

Financial Highlights:
•Record quarterly consolidated sales of $445 million
•Consolidated sales 6.7% higher than a year ago; all segments report growth
•Industrial Technologies sales increased 19.7% on continued strength in energy business
•$83.1 million reduction in debt
•Company re-affirms fiscal 2022 outlook
•Webcast: Friday, April 29, 2022, 9:00 a.m., (201) 689-8471

PITTSBURGH, PA, April 28, 2022 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for its second quarter of fiscal 2022 and six months ended March 31, 2022.

In discussing the results for the Company’s fiscal 2022 second quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“Matthews reported record quarterly consolidated sales, another strong quarter of revenue growth, and solid operating performance for the fiscal 2022 second quarter. Due to the ongoing efforts and resilience demonstrated by our employees, we continued to effectively manage our businesses through the current economic challenges, including inflation, supply chain disruptions, and other geopolitical events. Despite these challenges, we remained focused on the execution of our revenue growth strategies, while maintaining our emphasis on cost reduction initiatives. In addition, due to the critical nature of our products and services, we were able to implement pricing actions to mitigate some of these cost impacts.

“Our Industrial Technologies segment continued to report strong sales growth for the fiscal 2022 second quarter. The segment’s current quarter sales were $78.2 million, compared to $65.3 million a year ago, representing an increase of $12.9 million, or 19.7%. The increase resulted primarily from higher sales for our energy storage solutions business in addition to growth in warehouse automation and product identification sales.

“Sales for the Memorialization segment for the fiscal 2022 second quarter were $220.0 million, compared to $205.5 million for the same quarter a year ago, representing an increase of $14.5 million, or 7.1%. The growth was primarily the result of higher cemetery memorial products sales and increased prices.

Matthews International Reports Results for Fiscal 2022 Second Quarter

April 28, 2022
“The SGK Brand Solutions segment also reported an increase in sales for the current quarter. The segment reported strong sales growth for its agency and merchandising business. In addition, European packaging (primarily cylinders) sales volume was higher for the current quarter. Unfortunately, these improvements were significantly mitigated by unfavorable changes in currency rates compared to a year ago.

“In addition, we further reduced our outstanding debt balance by $83.1 million during the fiscal 2022 second quarter. A significant portion of the reduction resulted from changes we implemented in the replacement of our securitization facility that facilitated reductions in our debt and trade receivables balances. As of March 31, 2022, net debt (debt less cash) was under $700 million with our leverage ratio on a net debt basis at 3.2. Over the last 2 years (since the beginning of the pandemic), we have reduced our outstanding debt balance by over $200 million and our accrued pension balance by over $100 million.”

Second Quarter Fiscal 2022 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q2 FY2022	Q2 FY2021	Change	% Change
Sales	$445.0	$417.2	$27.8	6.7%
Net (loss) income attributable to Matthews	$(1.9)	$5.0	$(6.9)	(138.2)%
Diluted (loss) earnings per share	$(0.06)	$0.16	$(0.22)	(137.5)%
Non-GAAP adjusted net income	$23.5	$28.8	$(5.3)	(18.4)%
Non-GAAP adjusted EPS	$0.74	$0.89	$(0.15)	(16.9)%
Adjusted EBITDA	$55.2	$60.9	$(5.7)	(9.4)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the quarter ended March 31, 2022 were $445.0 million, compared to $417.2 million for the same quarter a year ago, representing an increase of $27.8 million, or 6.7%. The increase reflected higher sales in all three of the Company's segments. Changes in foreign currency exchange rates were estimated to have an unfavorable impact of $11.1 million on fiscal 2022 second quarter sales compared to the prior year.

Net loss attributable to the Company for the quarter ended March 31, 2022 was $1.9 million, or $0.06 per share, compared to income of $5.0 million, or $0.16 per share in the prior year. The current quarter reflected asset write-downs related to the Russia-Ukraine conflict. In addition, both periods reflected the impacts of intangible amortization expense.

On a non-GAAP adjusted basis, earnings for the fiscal 2022 second quarter were $0.74 per share, compared to $0.89 per share a year ago. Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, and other adjustments) for the fiscal 2022 second quarter was $55.2 million, compared to $60.9 million a year ago. The impact of higher consolidated sales was offset by significant material cost increases, higher labor costs, and other inflationary cost increases.

Matthews International Reports Results for Fiscal 2022 Second Quarter

April 28, 2022
Fiscal 2022 Year-to-Date Consolidated Results (Unaudited)

($ in millions, except per share data)	YTD FY2022	YTD FY2021	Change	% Change
Sales	$883.6	$803.8	$79.8	9.9%
Net (loss) income attributable to Matthews	$(21.7)	$3.2	$(24.9)	771.9%
Diluted (loss) earnings per share	$(0.68)	$0.10	$(0.78)	780.0%
Non-GAAP adjusted net income	$47.1	$50.4	$(3.3)	(6.5)%
Non-GAAP adjusted EPS	$1.48	$1.57	$(0.09)	(5.7)%
Adjusted EBITDA	$108.5	$115.7	$(7.2)	(6.2)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the six months ended March 31, 2022 were $883.6 million, compared to $803.8 million a year ago, representing an increase of $79.8 million, or 9.9%. The increase for fiscal 2022 reflected higher sales across all of the Company's segments. Changes in foreign currency exchange rates were estimated to have an unfavorable impact of $15.2 million on fiscal 2022 sales compared to the prior year.

Net loss attributable to the Company for the first six months of fiscal 2022 was $21.7 million, or $0.68 per share, compared to income of $3.2 million, or $0.10 per share in the prior year. The loss in the current year-to-date period primarily resulted from the settlement of the Company’s principal defined benefit pension plan in the fiscal 2022 first quarter and asset write-downs related to the Russia-Ukraine conflict.

On a non-GAAP adjusted basis, earnings for the first six months of fiscal 2022 were $1.48 per share, compared to $1.57 per share a year ago. Adjusted EBITDA for the first six months of fiscal 2022 was $108.5 million, compared to $115.7 million a year ago. The impact of higher consolidated sales was offset by significant material cost increases, higher labor costs, and other inflationary cost increases.

Outlook

Mr. Bartolacci further stated: “Based on our second quarter performance, we remain on track to deliver on our earnings outlook. We continue to project consolidated sales growth with adjusted EBITDA of at least $220 million for fiscal 2022.

“We are cautious in this outlook as the current economic challenges of inflation, supply chain issues and other geopolitical events are difficult to predict. However, based on current growth rates in our Industrial Technologies segment (energy, warehouse, and product identification) and strong backlogs in many of our businesses, together with actions we have taken to mitigate the impacts of the economic challenges, we have confidence in our ability to deliver on our outlook for the remainder of the fiscal year.”

Webcast

The Company will host a conference call and webcast on Friday, April 29, 2022 at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook. A question-and-answer session will follow. The conference call can be accessed by calling (201) 689-8471. The audio webcast can be monitored at www.matw.com. As soon as available after the call, a transcript of the call will be posted in the Investor Relations section of the Company’s website at www.matw.com.

Matthews International Reports Results for Fiscal 2022 Second Quarter

April 28, 2022
About Matthews International Corporation

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial technologies. The SGK Brand Solutions segment is a leading provider of packaging solutions and brand experiences, helping companies simplify their marketing, amplify their brands and provide value. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures, services and distributes high-tech custom energy storage, marking, coding and industrial automation technologies and solutions. The Company has approximately 11,000 employees in more than 26 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in the cost of materials used in the manufacture of the Company's products, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as supply chain disruptions, labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company's acquisitions, cybersecurity concerns, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fiscal 2022 Second Quarter

April 28, 2022
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,			Six Months Ended March 31,
	2022	2021	% Change	2022	2021	% Change
Sales	$444,978	$417,154	6.7%	$883,557	$803,811	9.9%
Cost of sales	(320,459)	(276,143)	16.0%	(627,401)	(537,302)	16.8%
Gross profit	124,519	141,011	(11.7)%	256,156	266,509	(3.9)%
Gross margin	28.0%	33.8%		29.0%	33.2%

Selling and administrative expenses	(105,200)	(103,109)	2.0%	(204,512)	(203,013)	0.7%
Amortization of intangible assets	(11,953)	(22,930)	(47.9)%	(33,499)	(38,151)	(12.2)%
Operating profit	7,366	14,972	(50.8)%	18,145	25,345	28.4%
Operating margin	1.7%	3.6%		2.1%	3.2%

Interest and other deductions, net	(6,025)	(8,848)	(31.9)%	(43,242)	(17,233)	150.9%
Income (loss) before income taxes	1,341	6,124	78.1%	(25,097)	8,112	409.4%
Income taxes	(3,277)	(972)	237.1%	3,351	(4,952)	(167.7)%
Net (loss) income	(1,936)	5,152	(137.6)%	(21,746)	3,160	788.2%
Non-controlling interests	31	(163)	(119.0)%	38	71	(46.5)%
Net (loss) income attributable to Matthews	$(1,905)	$4,989	(138.2)%	$(21,708)	$3,231	771.9%

(Loss) earnings per share -- diluted	$(0.06)	$0.16	(137.5)%	$(0.68)	$0.10	780.0%

Earnings per share -- non-GAAP (1)	$0.74	$0.89	(16.9)%	$1.48	$1.57	(5.7)%

Dividends declared per share	$0.22	$0.215	2.3%	$0.44	$0.43	2.3%

Diluted Shares	31,692	32,083		31,695	32,034
(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

SEGMENT INFORMATION (Unaudited) (2)
(In thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Sales:
SGK Brand Solutions	$146,820	$146,415	$300,362	$296,374
Memorialization	220,004	205,457	430,710	388,731
Industrial Technologies	78,154	65,282	152,485	118,706
	$444,978	$417,154	$883,557	$803,811

Adjusted EBITDA:
SGK Brand Solutions	$13,462	$18,364	$28,876	$40,197
Memorialization	42,944	51,606	86,314	95,678
Industrial Technologies	14,385	8,277	21,568	11,273
Corporate and Non-Operating	(15,601)	(17,307)	(28,235)	(31,445)
Total Adjusted EBITDA (1)	$55,190	$60,940	$108,523	$115,703

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release
(2) Effective in the first quarter of fiscal 2022, the Company transferred its surfaces and engineered products businesses from the SGK Brand Solutions segment to the Industrial Technologies segment. This business segment change is consistent with internal management structure and reporting changes effective for fiscal 2022. Prior periods were revised to reflect retrospective application of this segment realignment.

Matthews International Reports Results for Fiscal 2022 Second Quarter

April 28, 2022
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)

	March 31, 2022	September 30, 2021
ASSETS
Cash and cash equivalents	$53,777	$49,176
Accounts receivable, net	223,283	309,818
Inventories, net	201,566	189,088
Other current assets	133,666	76,083
Total current assets	612,292	624,165
Property, plant and equipment, net	213,104	223,707
Goodwill	769,111	773,787
Other intangible assets, net	227,255	261,542
Other long-term assets	131,031	148,877
Total assets	$1,952,793	$2,032,078

LIABILITIES
Long-term debt, current maturities	$3,872	$4,624
Other current liabilities	334,687	349,601
Total current liabilities	338,559	354,225
Long-term debt	749,092	759,086
Other long-term liabilities	236,127	282,364
Total liabilities	1,323,778	1,395,675

SHAREHOLDERS' EQUITY
Total shareholders' equity	629,015	636,403
Total liabilities and shareholders' equity	$1,952,793	$2,032,078

CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(In thousands)

	Six Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net (loss) income	$(21,746)	$3,160
Adjustments to reconcile net (loss) income to net cash flows from operating activities:
Depreciation and amortization	57,225	62,530
Changes in working capital items	18,842	2,730
Other operating activities	18,402	23,762
Net cash provided by operating activities	72,723	92,182

Cash flows from investing activities:
Capital expenditures	(28,096)	(15,819)
Other investing activities	3,357	3,965
Net cash used in investing activities	(24,739)	(11,854)

Cash flows from financing activities:
Net payments from long-term debt	(10,538)	(53,948)
Purchases of treasury stock	(12,138)	(4,486)
Dividends	(13,952)	(13,979)
Other financing activities	(2,047)	(3,040)
Net cash used in financing activities	(38,675)	(75,453)

Effect of exchange rate changes on cash	(1,580)	771

Net change in cash, cash equivalents and restricted cash	$7,729	$5,646

Matthews International Reports Results for Fiscal 2022 Second Quarter

April 28, 2022
Reconciliations of Non-GAAP Financial Measures

Included in this report are measures of financial performance that are not defined by GAAP, including, without limitation, adjusted EBITDA, adjusted net income and EPS, net debt and net debt leverage ratio. The Company defines net debt leverage ratio as outstanding debt (net of cash) relative to adjusted EBITDA. The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition costs, ERP integration costs, strategic initiative and other charges (which includes non-recurring charges related to operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company's core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company's calculations of its non-GAAP financial measures, however, may not be comparable to similarly titled measures reported by other companies. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provide investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

Matthews International Reports Results for Fiscal 2022 Second Quarter

April 28, 2022
ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Net (loss) income	$(1,936)	$5,152	$(21,746)	$3,160
Income tax provision (benefit)	3,277	972	(3,351)	4,952
Income (loss) before income taxes	$1,341	$6,124	(25,097)	8,112
Net loss (income) attributable to noncontrolling interests	31	(163)	38	71
Interest expense	6,260	7,233	12,767	14,961
Depreciation and amortization *	23,724	35,179	57,225	62,530
Strategic initiatives and other charges (1)**	6,750	5,093	10,573	16,285
Non-recurring / incremental COVID-19 costs (2)***	1,213	1,572	1,903	2,696
Defined benefit plan termination related items (3)	(79)	—	347	—
Asset write-downs (4)	10,486	—	10,486	—
Stock-based compensation	5,222	4,001	8,931	7,247
Non-service pension and postretirement expense (5)	242	1,901	31,350	3,801
Total Adjusted EBITDA	$55,190	$60,940	$108,523	$115,703
Adjusted EBITDA margin	12.4%	14.6%	12.3%	14.4%

(1) Includes certain non-recurring items associated with recent acquisition activities, costs associated with global ERP system integration efforts, and certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels.

(2) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(3) Represents items associated with the termination of the Company's DB Plan, supplemental retirement plan and the defined benefit portion of the officers retirement restoration plan.
(4) Represents asset write-downs within the SGK Brand Solutions segment.
(5) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, curtailment gains and losses, and settlement gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses and settlement gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits or settlements of plan obligations. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Depreciation and amortization was $14,060 and $25,261 for the SGK Brand Solutions segment, $5,803 and $5,709 for the Memorialization segment, $2,531 and $2,880 for the Industrial Technologies segment, and $1,330 and $1,329 for Corporate and Non-Operating, for the three months ended March 31, 2022 and 2021, respectively. Depreciation and amortization was $37,785 and $43,109 for the SGK Brand Solutions segment, $11,613 and $11,178 for the Memorialization segment, $5,184 and $5,620 for the Industrial Technologies segment, and $2,643 and $2,623 for Corporate and Non-Operating, for the six months ended March 31, 2022 and 2021, respectively.
** Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $4,475 and $2,865 for the SGK Brand Solutions segment, charges of $516 and income of $335 for the Memorialization segment, charges of $161 and $126 for the Industrial Technologies segment, and $1,598 and $2,437 for Corporate and Non-Operating, for the three months ended March 31, 2022 and 2021, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $5,703 and $7,561 for the SGK Brand Solutions segment, $1,188 and $795 for the Memorialization segment, $193 and $2,785 for the Industrial Technologies segment, and $3,489 and $5,144 for Corporate and Non-Operating, for the six months ended March 31, 2022 and 2021, respectively.
*** Non-recurring/incremental COVID-19 costs were $170 and $297 for the SGK Brand Solutions segment, $579 and $1,240 for the Memorialization segment, $1 and $12 for the Industrial Technologies segment, and $463 and $23 for Corporate and Non-Operating, for the three months ended March 31, 2022 and 2021, respectively. Non-recurring/incremental COVID-19 costs were $390 and $706 for the SGK Brand Solutions segment, $1,043 and $1,890 for the Memorialization segment, $5 and $30 for the Industrial Technologies segment, and $465 and $70 for Corporate and Non-Operating, for the six months ended March 31, 2022 and 2021, respectively.

Matthews International Reports Results for Fiscal 2022 Second Quarter

April 28, 2022
ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,				Six Months Ended March 31,
	2022		2021		2022		2021
		per share		per share		per share		per share
Net (loss) income attributable to Matthews	$(1,905)	$(0.06)	$4,989	$0.16	$(21,708)	$(0.68)	$3,231	$0.10
Strategic initiatives and other charges (1)	4,965	0.16	4,272	0.13	7,974	0.24	14,116	0.44
Non-recurring / incremental COVID-19 costs (2)	905	0.03	1,174	0.03	1,441	0.05	2,047	0.06
Defined benefit plan termination related costs (3)	82	—	—	—	401	0.01	—	—
Asset write-downs (4)	10,308	0.33	—	—	10,308	0.33	—	—
Non-service pension and postretirement expense (5)	181	—	1,407	0.05	23,512	0.74	2,813	0.09
Amortization	8,964	0.28	16,968	0.52	25,124	0.79	28,231	0.88
Adjusted net income	$23,500	$0.74	$28,810	$0.89	$47,052	$1.48	$50,438	$1.57

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 16.9% and 22% for the three and six months ended March 31, 2022, respectively, and 26% for the three and six months ended March 31, 2021.
(1) Includes certain non-recurring items associated with recent acquisition activities, costs associated with global ERP system integration efforts, and certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels.

(2) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(3) Represents items associated with the termination of the Company's DB Plan, supplemental retirement plan and the defined benefit portion of the officers retirement restoration plan.
(4) Represents asset write-downs within the SGK Brand Solutions segment.
(5) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, curtailment gains and losses, and settlement gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses and settlement gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits or settlements of plan obligations. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

Matthews International Reports Results for Fiscal 2022 Second Quarter

April 28, 2022
NET DEBT AND NET DEBT LEVERAGE RATIO RECONCILIATION (Unaudited)
(Dollars in thousands)

	March 31, 2022	September 30, 2021

Long-term debt, current maturities	$3,872	$4,624
Long-term debt	749,092	759,086
Total debt	752,964	763,710

Less: Cash and cash equivalents	(53,777)	(49,176)

Net Debt	$699,187	$714,534

Adjusted EBITDA	$220,570	$227,750

Net Debt Leverage Ratio	3.2	3.1

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